                                                                    EXHIBIT 23


                          Independent Auditors' Consent


The Board of Directors
Polaroid Corporation:

We consent to the incorporation by reference in registration statement
No. 333-32285 on Form S-8 with respect to the Polaroid Retirement Savings Plan (the Plan) of our report dated June 11, 1999, relating to the statements of net assets available for plan benefits of the Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1998 annual report on Form 11-K of the Polaroid Retirement Savings Plan.

                                                 /s/ KPMG LLP
                                                 ------------

Boston, Massachusetts
June 28, 1999